Exhibit 10.67

[***]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement (the Agreement) is dated as of July 1, 2009 (the Effective Date), between:

(1)	INTERNATIONAL AIDS VACCINE INITIATIVE, a not-for-profit corporation with its principal offices located at 110 William Street, Floor 27, New York, NY 10038 (IAVI); and

(2)	THERACLONE SCIENCES, INC. a biotechnology company with its principal offices located at 1124 Columbia Street, Suite 300, Seattle, WA 98104 (Theraclone).

IAVI and Theraclone, each a Party and together the Parties.

RECITALS

WHEREAS, IAVI is a global organization working to ensure the development of safe, effective, accessible, preventative HIV vaccines for use throughout the world.

WHEREAS, Theraclone is a biotechnology company focused on the development of novel therapeutic antibodies for the treatment of infectious disease and inflammation.

WHEREAS, IAVI and Theraclone have previously entered into a grant letter agreement dated as of February 1, 2008, as amended, which was funded by IAVI’s Innovation Fund (the Prior Agreement) and successfully completed by Theraclone.

WHEREAS, IAVI and Theraclone now wish to enter into a further agreement to expand their collaboration so that Theraclone will use its technology to identify and rescue additional HIV neutralizing antibodies and generate quantities of HIV neutralizing antibodies for vaccine research to be conducted at IAVI or by IAVI collaborators, subject to the terms of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	Discovery Program

Each Party agrees to use its commercial best efforts to perform the research discovery program (the Discovery Program) set forth in the scope of work in Attachment I annexed hereto (the Scope of Work) within the time frame designated herein.

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IAVI will also conduct and fund additional activities supportive of, and related to, the Discovery Program, including collection of donor samples, assay development and assay testing at Monogram Biosciences, activities related to the Program Team (as defined below), and the characterization of the Final MAbs (as defined in the Scope of Work).

2.	Term

This Agreement will commence as of the Effective Date and will continue in full force and effect until all of the deliverables set forth in the Scope of Work (the Deliverables) have been delivered unless otherwise terminated in accordance with Section 8 (Expiration or Termination) below.

3.	Fixed Price and Payment

(a)	The total fixed price for the performance of activities covered in the Scope of Work by Theraclone is [***] (the Total Fixed Price).

(b)	Subject to paragraph (c) below, the Total Fixed Price will be payable in the following, non-refundable installments:

(i)	[***] on each of the Effective Date, [***]; and

(ii)	[***].

If the delivery of all of the Deliverables occurs prior to [***], then all remaining installments shall become due and payable to Theraclone within thirty (30) days of such delivery.

(c)	The payment of each installment of the Total Fixed Price (after the initial payment on the Effective Date) is guaranteed subject to (i) the receipt by IAVI of an invoice for such payment and (ii) the delivery of the quarterly report for such quarter (as referenced in Section 6 below) reflecting acceptable performance of the Scope of Work for such quarterly period, each on the following dates:

(i)	[***]; and

(ii)	[***].

In the event that IAVI is not satisfied with the performance of the Scope of Work for any quarterly period, then IAVI must notify Theraclone within 15 days of receipt of such quarterly report and provide reasonably detailed reasons for its lack of satisfaction. In the event that IAVI does not so notify Theraclone within such 15 day period, then IAVI will be deemed to be satisfied.

(d)	All payments made by IAVI under this Agreement will be made in US Dollars by bank wire transfer to the following account:

*Confidential Treatement Requested.

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Bank Name: Silicon Valley Bank

ABA:

Account #:

Account Name: Theraclone Sciences, Inc.

Bank Address:

or any other account the details of which Theraclone provides to IAVI with five (5) days’ notice.

(e)	Any additional Deliverables requested from Theraclone which are mutually agreed to by the Parties will be subject to the terms and conditions of this Agreement, and paid by IAVI under a separate budget and payment plan.

4.	Program Management

(a)	A Joint Steering Committee (the JSC) shall be established within thirty (30) days after the Effective Date and shall be maintained throughout the term of this Agreement to provide oversight on the progress of the Discovery Program. The JSC shall consist of three (3) IAVI employees appointed by IAVI from time to time and three (3) Theraclone employees appointed by Theraclone from time to time, and shall be chaired by a member appointed by IAVI. It shall only act through the unanimous consent of its members, either at a meeting in which all members are in attendance or by a signed written consent in lieu of a meeting. Meetings of the JSC will be held quarterly. Meetings may be held by conference telephone call in which the members can hear the other members and be heard by them.

(b)	The JSC shall appoint a Program Team of IAVI and Theraclone employees to collaborate on the isolation and characterization activities set forth in the Scope of Work and any patent filings with respect to the Discovery Program (the Program Team). The Program Team shall develop a detailed work plan and timetable for the isolation and characterization activities set forth in the Scope of Work. The Program Team will update the JSC at the JSC’s quarterly meetings on the progress of the Scope of Work.

5.	Records and Audit

(a)	Theraclone shall maintain records of the results of the Discovery Program, including raw data and methods, in experimental notebooks that contain such information as shall be mutually agreed upon by IAVI and Theraclone.

(b)	Theraclone agrees to permit IAVI, during normal business hours and with reasonable advance written notice, to audit and examine all records, including but not limited to, any documents, notes and financial accounts of Theraclone that relate to the Discovery Program and this Agreement, upon reasonable notice, at IAVI’s expense. IAVI shall have the right to conduct such an audit once each calendar year.

6.	Reporting

Each Party shall provide the other with quarterly written reports of the activities, progress, and results of the Discovery Program in a format and detail level that is mutually acceptable to each of the Parties on the dates set forth in section 3(c) above. Each Party shall provide a comprehensive final written report to the other on their respective contributions to the Discovery Program upon the delivery of the final Deliverables.

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7.	Compliance

(a)	Theraclone agrees to comply with all laws, statutes, rules, regulations, and guidelines promulgated by any governmental agency, instrumentality, authority, or regulatory body having jurisdiction over any matters relating to the Discovery Program, including those related to studies involving micro-organisms, animals, or human subjects.

(b)	Theraclone acknowledges that it is familiar with the U.S. Executive Orders and laws that prohibit the provision of resources and support to individuals and organizations associated with terrorism and the terrorist related lists promulgated by the U.S. Government. Theraclone will use reasonable efforts to ensure that it does not support or promote violence, terrorist activity or related training, or money laundering.

(c)	IAVI anticipates that it will fund a portion of the Scope of Work with monies from the United States Agency for International Development (USAID). Therefore, this Agreement will be administered in accordance with the USAID Standard Provisions incorporated as Attachment II to this Agreement, with the exception of the following provisions which do not apply to this Agreement as currently executed: 2, 3, 4, 12, 13, 14, 19, 20, 21, 24, 26 and 29. In the event the scope/nature of this Agreement changes, this exception may be modified as deemed required by the Parties.

(d)	In the event that IAVI utilizes monies originating from restricted sources other than USAID to fund the Scope of Work, IAVI shall notify Theraclone and provide Theraclone with copies of any rules, regulations, and grant requirements applicable to the Scope of Work funded with such monies. Restricted monies compliance provisions will be incorporated as an amendment to this Agreement’s terms and conditions only after IAVI and Theraclone discuss them in good faith and mutually agree upon the use of such funds for the Scope of Work. IAVI agrees that it shall inform Theraclone of any such restrictions that present the potential for material breach of this Agreement as soon as possible.

(e)	For the avoidance of doubt, due to restrictions contained in the informed consents used to obtain the new biological specimens provided to Theraclone under this Agreement, those biological specimens can only be used for the field of HIV, i.e., prophylactic and/or therapeutic HIV/AIDS vaccines, related diagnostic tools and HIV/AIDS treatment. In compliance with US Department of Health and Human Services/Office of Human Research Protection guidance, IAVI will not under any circumstances provide Theraclone personal identifying information or the key to decipher the code for any biological specimen to reveal the identity of the donor.

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(f)	If Theraclone uses subcontractors to assist in the completion of the Scope of Work. Theraclone is responsible for ensuring that any such subcontractor complies with the terms and conditions of this Agreement and the Scope of Work.

8.	Expiration or Termination

(a)	IAVI may terminate this Agreement immediately after providing Theraclone with sixty (60) days prior written notice if (i) IAVI is not reasonably satisfied with Theraclone’s diligence in performing the Scope of Work or (ii) Theraclone fails to comply with any material term or condition of this Agreement, provided that such failure in performance or non-compliance is not cured within such sixty (60) day period. IAVI also reserves the right to withhold funds or terminate this Agreement if significant changes in scientific stalling at Theraclone occur that IAVI believes may jeopardize the Discovery Program.

(b)	Theraclone may terminate this Agreement immediately after providing IAVI with sixty (60) days prior written notice of such failure to comply with any material term or condition of this Agreement, provided that such non-compliance is not cured within such sixty (60) day period.

(c)	Upon expiration or termination of this Agreement, and upon (i) IAVI’s request, Theraclone shall either destroy or return to IAVI all IAVI Materials, and (ii) Theraclone’s request, IAVI shall either destroy or return to Theraclone all Theraclone Materials (for clarification, Theraclone Materials do not include Program Inventions and Program Deliverables (as set forth in the Scope of Work)).

(d)	Upon the termination of this Agreement, Sections 6, and 8(b) through 17 shall survive any termination.

9.	Materials

(a)	The Parties anticipate that under this Agreement it may be necessary for either Party to transfer to the other material(s) of a proprietary nature, including but not limited to cell lines, vectors, nucleic acid sequences, sera, processes, samples and reagents (Program Materials). Program Materials provided by IAVI on a non-exclusive basis to Theraclone, whether owned by IAVI or by other third parties shall be, for purposes of this Agreement, owned by IAVI and controlled by the licenses granted by this Agreement (IAVI Materials). IAVI Materials are human biospecimens of freshly cryopreserved lymphocytes from HIV-infected volunteers, and include any cellular progeny, compositions and formulations of such materials, and any mixtures or combinations of such materials. Program Materials provided by Theraclone to IAVI, IAVI’s collaborators, or IAVI’s contractors shall be owned by Theraclone and controlled by the licenses granted by this Agreement (Theraclone Materials). Theraclone Materials include B-cell supernatants, any replicates, progeny, compositions, formulations, and derivatives therefrom (including, without limitation, antibodies derived from any of the foregoing), and any mixtures or combinations of such materials. The Parties agree that other Party’s Program Materials may not be distributed to any other Party for any purpose except those covered by the licenses granted by this Agreement.

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(b)	THERACLONE AND IAVI DISCLAIM AND MAKE NO REPRESENTATIONS NOR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY OR THAT THE USE OF PROGRAM MATERIALS OR DISCOVERY PROGRAM RESULTS WILL NOT INFRINGE ANY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS OF THIRD PARTIES. Notwithstanding the foregoing, IAVI hereby represents, warrants, and covenants to Theraclone that the IAVI Materials have been or will be collected under IRB-approved and appropriately consented protocols in which the subjects from which the IAVI Materials were sourced have released any and all claims to economic and intellectual property rights with respect to any potential future products derived from such materials and that such appropriately consented protocols allow for unencumbered product development related to the field of HIV.

10.	Intellectual Property

(a)	The Parties anticipate that it may be necessary for either Party to use its preexisting intellectual property in the performance of the Scope of Work (Preexisting Inventions). Each Party retains title and ownership to its Preexisting Inventions.

(b)	Inventions conceived or first reduced to practice by either Party or jointly by the parties during and in the performance of the Scope of Work shall be determined in accordance with US Patent laws (Program Inventions). Ownership of Program Inventions shall follow inventorship. Program Inventions made by Theraclone shall be owned by Theraclone and defined as (Theraclone Inventions), Program Inventions made by IAVI shall be owned by IAVI and defined as (IAVI Inventions), and Program Inventions made jointly by IAVI and Theraclone shall be jointly owned and defined as (Joint Inventions). Notwithstanding anything in this Agreement to the contrary, if any B cell cultures or lysates (post B-cell activation) are transferred from Theraclone to IAVI, and antibodies are derived from such B cell cultures or lysates (post B-cell activation) at any time in the future, then such antibodies shall be regarded as and treated as Program Inventions under this Agreement. Regardless of inventorship or ownership of Program Inventions, the Parties agree to coordinate the characterization of the Final MAbs and the related data to maximize the potential utility of the Final MAbs. Prior to the filing of an initial U.S. provisional patent application relating to any Final MAbs, any transfer of such Final MAbs to any third party shall be reviewed and approved by the Program Team prior to such transfer. The Parties also agree that each Party shall promptly share Final MAbs characterization data with the other.

(c)	Each Party agrees to secure assignments from its employees and execute any necessary assignments of Program Inventions to the other Party.

(d)	For Theraclone Inventions, Theraclone will be responsible for deciding whether to prepare, file or prosecute (as the case may be) any patent applications and maintain, defend or enforce (as the case may be) any patents for Theraclone. For IAVI Inventions, IAVI will be responsible for deciding whether to prepare, file or prosecute (as the case may be) any patent applications and maintain, defend or enforce (as the case may be) any patents for IAVI. For Joint Inventions, Theraclone, after consultation with IAVI, shall prepare, file or prosecute (as the case may be) any patent applications, and maintain, defend or enforce (as the case may be) any patents. The Parties will also agree on coordinating the prosecution of patents for Joint Inventions and the appropriate sharing of patent related costs. Such sharing shall be allocated evenly between the Parties.

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11.	Licenses

(a)	Under this Agreement the definition of licensed fields shall be defined as:

(i)	“IAVI Licensed Fields” means use of any anti-HIV antibody or derivatives thereof derived from Program Materials and Program Inventions (A) as a tool to design HIV vaccines, (B) as part of any HIV vaccine (1) that is for prophylactic use, and (2) that is co-formulated with an immunogenic, bona fide HIV vaccine antigen or part of a vector expressing a protein, or (C) as part of any HIV diagnostic products; and

(ii)	“Theraclone Licensed Fields” means use of an antibody or derivatives thereof derived from Program Materials and Program Inventions used (A) to treat (excluding vaccines) HIV, or (B) for an assay to pre-screen HIV- positive human patients to determine eligibility for a therapeutic treatment that incorporates an antibody proprietary to Theraclone, or for an assay to monitor HIV-positive human patients receiving such therapeutic treatment either during clinical development or following commercialization thereof.

(b)	All licenses granted by this Agreement shall be for a “Territory” and Territory means the entire world.

(c)	Licenses:

(i)	IAVI hereby grants to Theraclone, under all of IAVI’s intellectual property and proprietary rights in, to, and under the IAVI Materials and the Program Inventions, an irrevocable, perpetual, exclusive, sublicensable (through multiple tiers of sublicenses), fully paid-up, royalty-free right and license in the Territory to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, or import any and all antibodies related to or from the IAVI Materials and Program Inventions in the Theraclone Licensed Fields, with the understanding that Theraclone shall ensure that any commercial program for HIV treatment products will incorporate the principles of prompt dissemination of data and licensed access to products or enabling reagents at affordable prices in reasonable quantities for Developing Countries. As used herein the term “Developing Countries” shall mean all countries in the Territory except for the USA, Canada, the countries of the European Union (Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom), Switzerland, Iceland, Japan, Australia, and New Zealand. Notwithstanding the foregoing, any license with respect to Section 1(a)(ii)(B) shall be non-exclusive.

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(ii)	Theraclone hereby grants to IAVI, under all of Theraclone’s intellectual property and proprietary rights in, to and under Theraclone Materials and the Program Inventions, an irrevocable, perpetual, exclusive, sublicensable (through multiple tiers of sublicenses), fully paid-up, royalty-free right and license in the Territory to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, or import any and all antibodies related to or from the Theraclone Materials and Program Inventions in the IAVI Licensed Fields with the understanding that IAVI shall ensure that any commercial program will incorporate the principles of prompt dissemination of data and access to products at affordable prices in Developing Countries.

(d)	Each Party hereby reserves all rights in and to all its respective materials and inventions not expressly granted in this Agreement and there are no implied rights or licenses under this Agreement.

12.	Confidentiality

(a)	Confidential Information shall mean any proprietary information disclosed by either Party to the other Party, in connection with this Agreement, or any data relating to, or generated in the Program (the Confidential Information). For the avoidance of doubt, any information related to the source of any biological samples provided by IAVI to Theraclone shall be considered Confidential Information of IAVI. The receiving Party agrees not to disclose the Confidential Information to its employees, directors or other advisors or representatives, except on a need to know basis to persons subject to confidentiality obligations (or with the consent of the disclosing Party), not to use the Confidential Information except for purposes contemplated by this Agreement and to use its reasonable commercial efforts to prevent its disclosure to third parties.

(b)	These obligations of nondisclosure and nonuse do not apply to any Confidential Information which the receiving Party can demonstrate by reliable written evidence:

(i)	was generally available to the public at the time of disclosure to the receiving Party;

(ii)	was already in the possession of the receiving Party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the Parties, and not due to any unauthorized act by the receiving Party;

(iii)	becomes lawfully known to it by disclosure from a third party who is legally entitled to so disclose without being made subject to an obligation of confidence by a third party;

(iv)	was independently developed by an agent or employee of that receiving Party who at no time had any knowledge of or access to that Confidential Information;

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(v)	the receiving Party is required by law to disclose; or

(vi)	is necessary for IAVI, its agents or its donors for the purpose of auditing this Agreement.

(c)	Each Party acknowledges that the other Party would not have any adequate remedy at law for the breach by it of any one or more of its obligations contained in this Section 12 and agrees that, notwithstanding Section 15 (Dispute Resolution) below, in the event of any such actual or potential breach, the non-breaching Party may, in addition to the other remedies which may be available to it, file a suit in equity, to enforce such obligations by appropriate injunctive relief.

(d)	Upon termination or expiration of this Agreement, each Party will, at the request of the other Party, either promptly return all Confidential Information of the other Party, and any copies thereof, in its possession or control, or certify in writing that all tangible Confidential Information has been destroyed. Notwithstanding the foregoing, each Party may retain, solely for the purpose of determining the scope of its obligations under this Agreement, one (1) copy of such Confidential Information.

13.	Publications and Public Announcements

(a)	All reports and papers of research and other activities conducted under the Discovery Program may be published by IAVI or Theraclone in accordance with academic standards. Authorship shall be determined in accordance with academic standards. Any such reports or papers shall reference the fact that the Discovery Program was conducted pursuant to funding from IAVI and shall acknowledge IAVI’s source of funds. The Party wishing to publish agrees to submit an advance draft of any proposed publication or presentation of results to the other Party for review prior to publication. Within thirty (30) days of its receipt or fifteen (15) days in the case of oral presentations, the non-publishing Party shall advise the publishing Party in writing of any proprietary or patentable information contained therein and may, as necessary, formally request to delay the disclosure of the information. The publishing Party agrees to refrain from publishing any such information categorized by the non-publishing Party as proprietary or patentable for a period not to exceed thirty (30) days from the date of such written request, to enable the non-publishing Party to appropriately coordinate with the publishing Party to file for the protection of any intellectual property or proprietary property interests.

(b)	IAVI may include information on this Agreement in its periodic public reports and may make information about this Agreement public at any time on its web page and as part of press releases, public reports, speeches, newsletters, and other public documents. If Theraclone wishes to issue a press release, report, article or other announcement or other publication associated with, or referencing this Agreement or the Scope of Work (whether at its inception or at any time during the term of the Scope of Work), or otherwise use IAVI’s name or logo, Theraclone must contact IAVI to obtain advance written approval from IAVI which approval will not be unreasonably withheld or delayed. In any such report, article, announcement or publication, IAVI’s funding of the Discovery Program and IAVI’s source of funds will be acknowledged. Theraclone may reference information content from prior approved announcements or releases without the need for consent from IAVI on each occasion if the information is already in the public domain.

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(c)	Theraclone has been selected to collaborate in the Discovery Program and Theraclone may not make any statement or otherwise imply to the media, the general public or any other donor or investor that Theraclone, its operations, or its collaboration in this program is supported by any organization other than IAVI unless Theraclone has directly received funds from the other organization.

(d)	Neither Party shall prevent the other from publishing on their respective technologies provided that the publication does not disclose any Confidential Information of the other Party.

(e)	The Parties will agree on procedures and rules for data handling and use of each Party’s name in public disclosures including for the use of information related to donor samples and their collection sites. The Parties shall also agree on procedures and rules for trademarks and branding with the basic goal of acknowledging both Parties’ contributions to the Discovery Program.

14.	Indemnification

To the extent allowable under the law, each Party agrees to indemnify, defend and hold the other Party and its respective officers, agents, employees, subgrantees, contractors, and subcontractors harmless from and against any and all liability, loss, and expense (including reasonable attorneys’ fees) or claims for injury or damages arising out of or resulting from, or that are alleged to arise out of or result from, the actions or omissions by such Party or of any of its officers, agents, employees, subgrantees, contractors or subcontractors with respect to this Agreement.

15.	Dispute Resolution

Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), the Chief Executive Officers of the Parties or their designees shall attempt over a period of not more than thirty (30) days to resolve such Dispute. In the case of Disputes that the Chief Executive Officers cannot resolve within such thirty (30) day period, such a Dispute shall be finally settled by binding arbitration in accordance with the arbitration rules of the American Arbitration Association (“AAA”) in force at that time. If the Parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both Parties may request the AAA to name a panel of five (5) arbitrators. IAVI shall then strike the names of two (2) on this list, and Theraclone shall then strike two (2) names, and the remaining name shall be the arbitrator. The place of the arbitration shall be in Seattle, Washington, if initiated by IAVI and in New York, New York if initiated by Theraclone. The arbitrator’s award rendered shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be. The expense of the arbitrator shall be shared equally by the parties. In any action brought to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable legal and attorneys’ fees as determined by the arbitrator or court in the same action.

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16.	Notices

(a)	Any consent, notice or report permitted or required pursuant to this Agreement must be in writing and, unless otherwise stated, may be given in person, by first- class mail, fax or email as follows (or to any other address the details of which a Party provides to the other with five (5) days’ notice):

(i)	if to IAVI, to:

Address:	International AIDS Vaccine Initiative 110 William Street, 27th Floor New York, NY 10038
Fax No.:	001 212 847 1132
Attention:

- Elisha Manning (emanning@iavi.org), for all invoices

- Ruchey Sharma (rsharma@iavi.org), in connection with contract administration or amendment under this Agreement

- Steve Fling (sfling@iavi.org), in connection with any other communication, including technical and operational, under this Agreement; and

(ii)	if to Theraclone, to:

Address:	1124 Columbia Street Suite 300 Seattle, WA 98104
Fax No.:	206-805-1699
Attention:	David Fanning

(b)	Any communication in connection with this Agreement will be deemed to be Oven at the time of delivery, if delivered in person; three (3) business days after being placed in the mail, if sent by first-class mail, or when received if sent by fax or email.

17.	Other Terms

(a)	Nothing, in this Agreement will be deemed to create an agency, joint venture or partnership between the Parties. Each Party will be responsible for all taxes and benefits of their own employees and neither Party’s employees will be deemed agents or employees of the other Party.

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(b)	This Agreement is binding upon and shall inure to the benefit of the Parties hereto, and their respective representatives, successors and assigns. No failure or successive failures on the part of either Party, its successors or assigns, to enforce any covenant or agreement, and no waiver or successive waivers on its or their part of any condition of this Agreement, shall operate as a discharge of such covenant, agreement or condition, or render the same invalid, or impair the right of either Party, its successors and assigns to enforce the same in the event of any subsequent breach or breaches by the other Party, its successors or assigns.

(c)	This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

(d)	This Agreement including its attachments constitute the entire agreement and understanding between IAVI and Theraclone with regard to the transactions contemplated by this Agreement, and supersede any prior verbal or written contracts, agreements and/or obligations between the Parties. Any amendments to this Agreement including its attachments are subject to prior written approval of IAVI and Theraclone.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives.

International AIDS Vaccine Initiative		Theraclone Sciences, Inc.

By:	/s/ Seth Berkley	By:	/s/ David Fanning
Name: Seth Berkley		Name: David Fanning
Title: President & CEO		Title: President & CEO
Date: June 24, 2009		Date: June 23, 2009

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ATTACHMENT I

SCOPE OF WORK

[***]

*Confidential Treatement Requested.

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ATTACHMENT II

Supplementary Provisions:
Standard USAID Requirements

Contractor shall comply with the standard USAID requirements specified in this Appendix. The term “Contractor’ shall also mean “Recipient” or “Grantee” and the term “Agreement” shall also mean “Contract”, “Award” or “Grant” for the purposes of these requirements.

1.	Applicability of 22 CFR Part 226	18.	Publications and Media Releases
2.	Reimbursable Costs	19.	Investment Promotion
3.	Indirect Costs	20.	Organizations Eligible for Assistance
4.	Accounting Systems and Records	21.	Condoms
5.	Payment Advances and Refunds	22.	Prohibition on the Promotion or Advocacy of the Legalization or Practice of Prostitution or Sex Trafficking
6.	Debarment	23.	Equal Protection of the Laws for Faith-Based and Community Organizations
7.	Probity	24.	Voluntary Population Planning Activities - Mandatory Requirements
8.	Nonliability and Disclaimers	25.	Participant Training
9.	Procurement and Eligibility Rules of Goods and Services	26.	Reporting of Foreign Taxes
10.	Capital Expenditures	27.	Drug Free Workplace
11.	Travel and Transportation	28.	USAID Disability Policy
12.	Human Subjects Research	29	Foreign Government Delegations to International Conferences
13.	Animal Welfare	30.	Marking under USAID Funded Assistance
14.	Worker’s Compensation Insurance
15.	Nondiscrimination
16.	Real Property
17.	Clean/Air Water

The following are the principal standard federal requirements applicable to the performance of both parties’ responsibilities under this Agreement (in addition and without prejudice to the other provisions of this Agreement):

(1)	Applicability of 22 CFR Part 226. This provision is only applicable to agreements and subagreements awarded to U.S. organizations. All provisions of 22 CFR Part 226 are applicable to this Agreement.

(2)	Reimbursable Costs. This Provision is Only applicable to cost reimbursement contracts. To be reimbursable under this Agreement, costs must comply with the applicable cost principles. For educational institutions, use OMB Circular A-21; for all other non-profit organizations, use OMB Circular A-122; and for profit making fines, use Federal Acquisition Regulation 31.2 (see below). Requirements include the following, without limitation: direct costs must be necessary and incurred specifically for the Services; verifiable from the books and records of Contractor, as applicable, and supported by source documentation; allocable to this Agreement; reasonable in nature and amount; and allowable (i.e. conform to the provisions and limitations of this Agreement). To facilitate monitoring of charges under this Agreement, once each year. IAVI may provide Contractor with a USAID compliance form which Contractor agrees to fill out completely and accurately and return promptly to IAVI for review and consultation as appropriate.

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(3)	Indirect Costs. This Provision is only applicable to cost reimbursement contracts. Unless predetermined indirect cost rates are included in the approved budget for this Agreement (or each Task Order, when applicable), funding from USAID will only be used for reimbursable direct costs.

(4)	Accounting Systems, Records and Audits. This Provision is only applicable to cost reimbursement contracts. Contractor shall maintain books, records, documents and other evidence in accordance with generally accepted and recognized accounting procedures. Contractor shall preserve and make available its accounting records and documents for examination and audit by IAVI, USAID and the Comptroller General of the United States, or any of their duly authorized representatives: (a) until the expiration of three years from the termination of this Agreement; (b) for such longer period, if any, as is required to complete an audit to resolve all questions concerning expenditures unless written approval has been obtained from USAID to dispose of the records; and (c) if any litigation, claim, or audit is started before the expiration of the three year period, the records shall be retained until all litigation, claims, or audit findings involving the records have been resolved. Contractor agrees to make available any further information requested by either IAVI or USAID with respect to any questions arising as a result of the aforementioned audit. U.S. organizations are also subject to the audit requirements of 22 CFR 226.26 (Non-Federal Audits). Non-U.S. organizations may be subject to annual audit in accordance with the “Guidelines for Financial Audits Contracted by Foreign Recipients” issued by the USAID Inspector General.

(5)	Payment Advances and Refunds. If Contractor receives advance payments under this Agreement, Contractor shall maintain advances in interest hearing accounts unless: 1) Contractor receives less than [***] in U.S. Government awards per year; or 2) the best interest bearing account would not be expected to earn more than [***] in interest each year; or 3) the bank would require an unreasonable average or minimum balance so as to make it impractical to do so. Interest earned in excess of [***] per year must be refunded to IAVI. In addition, funds advanced to Contractor but not expended by the end of this Agreement or not expended in accordance with the terms of this Agreement must be refunded to IAVI.

(6)	Debarment. Contractor certifies that neither it nor its principals is presently excluded or disqualified or proposed for exclusion or disqualification from participation in this Agreement by any U.S. Federal department or agency (see the U.S. Governments Excluded Parties List at http://epls.arnet.gov). Furthermore, Contractor agrees that it will not knowingly enter into a subcontract or subaward with a disqualified or excluded party on this list. Contractor agrees to notify IAVI immediately upon learning that it or any of its principals: 1) are presently excluded or disqualified from covered transactions by any Federal department or agency; 2) have been indicted or otherwise criminally or civilly charged, convicted of or had a civil judgment rendered against them for commission of any of the acts listed in the USAID Standard Provision entitled “Debarment, Suspension, and other Responsibility Matters”; or 3) have had one or more public transactions (with local, State or the Federal governments) terminated for cause or default within the preceding three years. Contractor shall include this provision in any subcontracts or subawards under this Agreement.

*Confidential Treatement Requested.

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(7)	Probity. (a) Contractor represents and warrants that (i) to the best of its knowledge and belief, no IAVI employee, officer, or agent, or member of his/her immediate family, his or her partner, or an organization which is about to employ any of the foregoing, has a financial interest in Contractor; and (ii) no officer, employee or agent of IAVI has solicited or accepted gratuities, favors, or anything of monetary value from Contractor.

(b) U.S. Executive Orders and U.S. law prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of Contractor to ensure compliance with these Executive Orders and laws in the conduct of its own activities. Contractor is required to obtain the updated lists at the time of procurement of goods or services. The updated lists are available at: http://treasury.gov/offices/enforcement/ofac/sanctions/terrorism.htm and http://www.un.org/Docs/sc/committees/1267. This provision must be included in all contracts, subcontracts or subawards awarded hereunder.

(8)	Nonliability and Disclaimers. Contractor agrees that USAID will not assume liability for third party claims for damages arising out of this Agreement and that Contractor will have no relationship with USAID solely because of this Agreement.

(9)	Procurement and Eligibility Rules of Goods and Services. (a) Procurements of goods and services pursuant to this Agreement shall be conducted in accordance with sound commercial practices and the USAID Standard Provisions “USAID Eligibility Rules for Goods and Services (April 1998)” and shall be supported by original invoices or other appropriate supporting documentation. Furthermore, procurement by U.S. organizations should be in accordance with the procurement procedures outlined in 22 CFR 226.44, and procurement by non-U.S. organizations should be in accordance with the Standard Provisions for Non-U.S. Organizations entitled ‘Procurement of Goods and Services (October 1998)”. The text of these policies is available on USAID’s website (see below).

(b) Goods on USAJD’s list of ineligible items (military equipment, surveillance equipment, equipment to support police or law enforcement activities, abortion equipment, luxury goods, gambling equipment, and weather modification equipment) may not be financed. Goods on USAID’s list of restricted items (agricultural equipment, pesticides, fertilizers. U.S. government-owned excess property, used equipment, pharmaceuticals, including HIV Test kits, motor vehicles and motor bikes) may only be financed with IAVI’s written approval.

(c) Other Goods and services may be procured from any country except the following Foreign Policy Restricted Countries: Cuba, Iran, Laos, North Korea, or Syria. Goods may not be procured from firms on the U.S. government’s Excluded Parties List (see “http://epls.arnet.gov”). For purposes of the preceding sentence, “procured from” includes supplier nationality (for goods and services) and the source and origin of the goods.

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(10)	Capital Expenditures.

(a) Unless indicated otherwise in the schedule of this Agreement, title to all equipment purchased with funds provided hereunder shall belong to IAVI.

(b) Contractor must obtain IAVI’s prior written approval before: (i) purchasing capital equipment or (ii) incurring costs for renovations or other material improvements to land, buildings or equipment, if such equipment or costs is/are not included in the approved budget.

(11)	Travel and Transportation. This provision is applicable when international travel is authorized under this Agreement. Unless included in the approved budget for this Agreement, no funds may be expended for international travel without IAVI’s written approval. Expenditures of hinds provided under this Agreement (i) for transportation of goods or travel of personnel overseas shall be subject to the USAID Standard Provision, “International Air Travel and Transportation (JUNE 1999),” and (ii) for shipments of goods by sea shall be subject to the USAID Standard Provision, “Ocean Shipment of Goods (JUNE 1999).” U.S. flag carriers must be used to the extent service by such carriers is available. The text of these provisions is available on USAID’s website (see below). This provision will be included in all subawards and contracts hereunder which require international travel and transportation.

(12)	Human Subjects Research. This provision is applicable when human subjects research is conducted pursuant to this Agreement. Contractor agrees to comply with USAID policies. to the extent applicable, including without limitation the Common Federal Policy for the Protection of Human Subjects (implemented by USAID at 22 CFR Part 225); the “Procedures for Protection of Human Subjects in Research Supported by USAID”; and the USAID Standard Provision entitled “Protection of the Individual as a Research Subject (APRIL 1998).” The texts of these policies are available on USAID’s website (see below.)

(13)	Animal Welfare. This provision is applicable when research involving laboratory animals is conducted pursuant to this Agreement. Contractor agrees to work with IAVI to ensure compliance with USAID policies to the extent applicable, as referenced in the USAID Standard Provision entitled “Care of Laboratory Animals (MARCH 2004)”. The text of this policy is available on USAID’s website (see below).

(14)	Worker’s Compensation Insurance. The provision is applicable to U.S. based contractors who will perform work hereunder outside the United States. Pursuant to 22 CFR Part 226, Appendix A, Contractor agrees to provide worker’s compensation insurance to all persons employed outside the U.S. who are U.S. citizens or residents. Contractor agrees to provide insurance required by applicable law to all persons employed outside the U.S. who are not U.S. citizens or residents

(15)	Nondiscrimination. This provision is applicable when work under this Agreement will be performed in the United States or when employees are recruited in the United States. No U.S. citizen or legal resident of the United States will be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any activity funded under this Agreement on the basis of race, color, national origin, age, handicap or sex.

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(16)	Real Property. Funding may not be used under this Agreement to construct, alter, repair or improve real property without IAVI’s advance written approval, which [approval] may be subject to additional USAID requirements.

(17)	Clean Air/Water. This provision is applicable to contracts in excess of $100,000 to be performed in the United States. Contractor agrees to comply with all applicable standards, orders or regulations pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.) Violations are to be reported to IAVI.

(18)	Publications and Media Releases. (a) Contractor shall provide to IAVI, for submission to USAID, one hard copy and one electronic copy in PDF form, if available, of all published works developed under this Agreement. Each document submitted should contain essential bibliographic elements such as 1) descriptive title; 2) author(s) name; 3) date of publication: 4) and a statement that this publication was funded in whole or in part by the International AIDS Vaccine Initiative under Cooperative Agreement No. GPO-A-00-06-00006-00 awarded by the U.S. Agency for International Development (Office of Health/AIDS, Bureau of Global Health, S.O. 936-004).

(b) In the event funds provided under this Agreement are used to fund the cost of publishing, any related profits or royalties realized by Contractor (up to the amount of these publishing costs) should be credited back to this Agreement.

(c) Except as otherwise provided elsewhere in this Agreement, the author or Contractor is free to copyright any books, publications or copyrightable materials development under this Agreement; however USAID reserves a royalty-free nonexclusive and revocable right to reproduce, publish, or otherwise use, and to authorize others to use, the work for U.S. government purposes.

(d) Any “public communications”, as defined in 22 CFR 226.2, funded under this Agreement in which the content has not been approved by USAID, must contain the following disclaimer:

“This study/report/audio/visual/other information/media project is made possible by the generous support of the American people through the United States Agency for International Development (USAID). The contents are the responsibility of [insert Contractor’s name] and do not necessarily reflect the views of USAID or the United States Government”.

(19)	Investment Promotion. Except as may be specifically set forth in this Agreement or as IAVI may otherwise approve in advance, no funds or other support provided under this Agreement may be used by Contractor for an activity that involves investment promotion in a foreign country. The Contractor must ensure that its employees and subrecipients and contractors providing investment promotion services are made aware of these restrictions and include this clause in all subagreements and contracts.

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(20)	Organizations Eligible for Assistance. If Contractor is otherwise eligible to receive funds under this Agreement to prevent, treat, or monitor HIV/AIDS, Contractor shall not be required to endorse or utilize a multisectoral approach to combatting HIV/AIDS or to endorse, utilize, or participate in a prevention method or treatment program to which Contractor has a religious or moral objection. The Contractor shall include this provision in any subcontracts or subawards under this Agreement.

(21)	Condoms. If information is provided under this Agreement about the use of condoms, the information shall be medically accurate and shall include the public health benefits and failure rates of such use and shall be consistent with USAID’s fact sheet entitled “USAID: HIV/STI Prevention and Condoms”. This fact sheet may be accessed at: http://www.usaid.gov/our_work/global_health/aids/TechAreas/prevention/condomfactsheet.html.”

(22)	Prohibition on the Promotion or Advocacy of the Legalization or Practice of Prostitution or Sex Trafficking. None of the funds made available under this Agreement may be used by Contractor to promote or advocate the legalization or practice of prostitution or sex trafficking. The funds made available under this Agreement may be used by Contractor to provide palliative care, treatment, or post-exposure pharmaceutical prophylaxis, and necessary pharmaceuticals and commodities, including test kits, condoms, and, when proven effective, microbicides, if applicable under this Agreement. For the purposes of this provision, “sex trafficking” means the recruitment, harboring, transportation, provision, or obtaining of a person for the purpose of a commercial sex act. The Contractor shall include this provision in any subcontracts or subawards under this Agreement.

(23)	Equal Protection of the Laws for Faith-Based and Community Organizations. (a) In providing services supported by this Agreement or in its outreach activities related to these services, Contractor may not discriminate against any beneficiary or potential beneficiary on the basis of religion or religious belief.

(b) If Contractor engages in inherently religious activities, these activities must occur at a different time and/or location from any programs or services funded by this Agreement.

(c) In awarding subagreements or contracts under this Agreement, Contractor should not discriminate against a faith-based organization in selecting qualified organizations.

(24)	Voluntary Population Planning Activities — Mandatory Requirements. (a) No funds under this Agreement may be used to pay for the performance of involuntary sterilization as a method of family planning or to coerce or provide any financial incentive to any individual to practice sterilization.

(b) No funds under this Agreement made be used to finance, support or be attributed to any activities whatsoever related to the performance of abortion as a method of family planning, including paying incentives to coerce or motive individuals to have abortions. The term “motivate” as it relates to family planning assistance shall not be construed to prohibit the provision, consistent with local law, of information or counseling about all pregnancy options.

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c) No funds under this Agreement may be used for biomedical research which relates in whole or in part to the methods or performance of abortions or involuntary sterilization as a means of family planning. This does not preclude epidemiological or descriptive research to assess the incidence, extent or consequences of abortions.

(25)	Participant Training. This provision is applicable to this Agreement if training will be provided to any non-U.S. individual outside of that individual ‘s home county. Participant training under this Agreement shall comply with the policies established in USAID ADS Chapter 253.

(26)	Reporting of Foreign Taxes. Quarterly financial reports or other requests for reimbursement in accordance with the payment terms of this Agreement should include the amount of any value added tax (VAT) and custom duties paid to the foreign government of the country receiving assistance hereunder on commodity purchase transactions valued at $500 or more financed under this Agreement as well as any reimbursements of such taxes that may be received during the period of this Agreement. “Commodity” means any material, article, supply, goods or equipment.

(27)	Drug Free Workplace. Within 30 days after either the effective date of this Agreement, if awarded after July 11, 2006 or of the effective date of the amendment incorporating this provision if this Agreement was awarded prior to July 11, 2006. Contractor agrees to publish a drug-free workplace statement and provide a copy to each employee who will be engaged in performance of this Agreement. The statement must be in accordance with the USAID Standard Provision entitled “Drug-Free Workplace (JAN 2004)”. Contractor agrees to both immediately notify IAVI if an employee working hereunder is convicted of a drug violation in the workplace and to either terminate the employee or take other appropriate action in accordance with the above-referenced Standard Provision.

(28)	USAID Disability Policy. Contractor shall not discriminate against people with disabilities in the implementation of the program funded by this Agreement and shall make every effort to comply with the objectives of the USAID Disability Policy to the extent that it can do so within the scope of the program. The full text of the policy can be found at http://www.usaid.gov/about/disability/DISABPOL.FIN.html.

(29)	Foreign Government Delegations to International Conferences. Funds in this Agreement may not be used to finance any travel costs or conferences fees for any member of a foreign government’s delegation to an international conference sponsored by a public international organization, except as provided in USAID ADS Mandatory Reference “Guidance on Funding Foreign Government Delegations to International Conferences” or as approved by USAID.

(30)	Marking under USAID Funded Assistance. As a condition of receipt of this Agreement, Contractor must mark all overseas programs, projects, activities, public communications and commodities in accordance with the attached IAVI Marking Plan. In doing so, marking with either the IAVI logo or the USAID logo (as stipulated) should be of a size and prominence equivalent to or greater than the logos of Contractor, Contractor’s other donors, or third parties.

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The text of the Standard Provisions and other regulations that are referenced above is available at the following websites. IAVI will provide a copy upon request.

22 CFR Part 226 - http://www.access.gpo.gov/nara/cfr/waisidx_02/22cfr226_02.html

OMB Circular A-122 - http://www.whitehouse.gov/omb/circulars/a122/a122_2004.html

OMB Circular A-21 - http://www.whitehouse.gov/omb/circulars/a021/a21_2004.html

FAR Part 31.2 - http://www.arnet.gov/far/current/html/Subpart%2031_2.html#wp1095552

USAID Standard Provisions for U.S. Organizations - http://www.usaid.gov/policy/ads/300/303maa.pdf

USAID Standard Provisions for non-U.S. Organizations - http://www.usaid.eov/policy/ads/300/303mab.pdf

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IAVI Marking Plan
under USAID Cooperative Agreement GPO-A-00-06-00006-00

As an international organization, IAVI’s continued success in accelerating the development of promising HIV vaccine candidates relies upon long-term engagement with our diverse portfolio of contributors and other stakeholders. This fact is reflected in our Marking Plan. Under this Plan, IAVI had developed a multi-donor logo which acknowledges all of IAVI’s governmental and largest private sector donors. This logo will be applied universally, both domestically and outside the U.S., to mark items such as physical infrastructure, workshops, and program communications; however, the USAID-logo sticker by itself will be used to mark equipment procured entirely with USAID funds. For example, when appropriate, items would be marked as follows:

•	Publications and other public communications marked with IAVI multi-donor logo in a visible location such as the front or back cover

•	Invitation letterhead, report or cover marked with IAVI multi-donor logo in a visible location such as in the body text or footnoted

•	Equipment marked with a USAID logo sticker in a visible location

•	Infrastructure marked with a IAVI multi-donor plaque in a visible location

Marking with either the IAVI logo or the USAID logo (as stipulated above) should be of a size and prominence equivalent to or greater than the logos of the contractor/recipient, other donors, or other third parties. The Marking Plan Table which follows indicates the items and activities to be marked and those which are exempt from marking.

The USAID logo stickers (for equipment) can be either obtained from IAVI or ordered directly from vendors listed on the USAID website (http://www.usaid.gov/branding/suppliers.html). An electronic file of the IAVI multi-donor logo below will be sent by IAVI to each contractor/recipient.

IAVI MARKING TABLE

ACTIVITY	TO BE MARKED	NOT TO BE MARKED (EXEMPT)*
External Publications	Informational, educational and communication materials for use by staff, partners and other stakeholders on AIDS vaccines and related topics (includes leaflets & brochures)	Reports and publications done in partnership with governments
Research working papers, policy briefs, and discussion papers

Tools and Operational Documents	Tool kit for needs assessment/program planning for community involvement
Community advisory board(s) guidance documents

Reports	Reports of select social science research projects on issues relevant to clinical research in developing countries or reports from needs assessment and monitoring and evaluation efforts	Reports on programs involving governmental policies and programs

Workshops, technical meetings, training programs, seminars, consultations	Invitation letters, informational handouts, briefs, reports, and meeting signage	Invitation letters, informational handouts, briefs, reports, and meeting signage for Policy Makers Workshops covering national policy issues
Meetings and trainings implemented in partnership with the Government of India

Core Laboratory (Imperial College; trial sites and laboratories in Africa and India; biotechnology firms and pharmaceuticals outside the U.S.)	Buildings/facilities	Internal Documents (e.g. Good Clinical Laboratory Practice guidelines, standard operating procedures guidelines, audits, validation study reports, clinical trial study reports, etc.)
	Laboratory and office equipment unless item is too small or marking would impair functionality	Consumables and laboratory supplies such as scissors, forceps, test tubes, vaccine vials, pipettes
	Shipping containers packed with equipment or supplies to the Africa or India IAVI sites unless marking would jeopardize the integrity of the contents	Shipping clinical samples from site to London or Johannesburg core labs

* If IAVI determines that these items/activities are no longer exempt, IAVI will notify the subawardee or contractor in writing that these items/activities should also be marked with the IAVI multi-donor logo (or the USAID logo for equipment).

June 25, 2009

David Fanning
President and CEO
Theraclone Sciences, Inc.
1124 Columbia Street, Suite 300 Seattle, WA 98104

Dear Mr. Fanning,

I am enclosing an original copy of the Research Collaboration Agreement between IAVI and Theraclone. If you have any questions, please feel free to contact me.

Best regards,

Rachel Belt

Executive Assistant, Office of the General Counsel

International AIDS Vaccine Initiative

Tel.: 212.847.1109

Fax: 212.847.1112